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                                                                    Exhibit 12.1

                             PICTURETEL CORPORATION

    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                        (Amounts in thousands of dollars)


                                                             1995              1996              1997               1998
                                                             ----              ----              ----               ----

Pre-tax income (loss) from continuing operations           $ 31,101          $ 48,095          $(55,490)          $(19,898)
                                                           ========          ========          ========           ========

Fixed charges:
  Interest expense                                            1,063             1,050             1,821              2,909
  Building rentals - 54%                                      3,887             5,165             6,229              6,279
                                                           --------          --------          --------           --------
     Total fixed charges                                   $  4,950          $  6,215          $  8,050           $  9,188
                                                           ========          ========          ========           ========

Pre-tax income (loss) from continuing operations
   plus fixed charges                                      $ 36,051          $ 54,310          $(47,440)          $(10,710)
                                                           ========          ========          ========           ========

Ratio of earnings to fixed charges                              7.3               8.7            Note A             Note A
                                                           ========          ========          ========           ========

Preferred stock dividends                                        --                --                --                 --

Total fixed charges and preferred stock dividends          $  4,950          $  6,215          $  8,050           $  9,188
                                                           ========          ========          ========           ========

Ratio of earnings to combined fixed charges and
  preferred stock dividends                                     7.3               8.7            Note B             Note B
                                                           ========          ========          ========           ========

                                                             1999             1-Jul-00
                                                             ----             --------

Pre-tax income (loss) from continuing operations           $(80,142)          $(60,185)
                                                           ========           ========

Fixed charges:
  Interest expense                                            4,636              2,498
  Building rentals - 54%                                      5,790              1,179
                                                           --------           --------
     Total fixed charges                                   $ 10,425           $  3,677
                                                           ========           ========

Pre-tax income (loss) from continuing operations
   plus fixed charges                                      $(69,717)          $(56,508)
                                                           ========           ========

Ratio of earnings to fixed charges                           Note D             Note A
                                                           ========           ========

Preferred stock dividends                                     5,939C                --

Total fixed charges and preferred stock dividends          $ 16,364           $  3,677
                                                           ========           ========

Ratio of earnings to combined fixed charges and
  preferred stock dividends                                  Note D             Note B
                                                           ========           ========

NOTES:

A: Due to PictureTel Corporation's losses in these periods, additional earnings of $55,490, $19,898 and $60,185 would have been needed for the years ending 1997, 1998, and the six months ending July 1, 2000, respectively, to cover these fixed charges.

B: Due to PictureTel Corporation's losses in these periods, additional earnings of $55,490, $19,898 and $60,185 would have been needed for the years ending 1997, 1998, and the six months ending July 1, 2000, respectively, to cover these fixed charges and preferred stock dividends.

C: The amount of pre-tax earnings required to cover the preferred stock dividends has been calculated using the reciprocal of PictureTel's effective income tax rate of 5.5% on continuing operations. The amount has been calculated as: the beneficial conversion charge of $5,612 divided by (1 minus the effective tax rate of 5.5%).

D: Included in earnings for 1999 was a nonrecurring gain of $8,495 before income taxes relating to the third quarter sale of RealNetworks as disclosed in Note 5 of PictureTel's consolidated financial statements. If such sale had not occurred, the total additional earnings needed to achieve a 1:1 coverage ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividends would have been $88,637 and $94,576, respectively.